Exhibit 99.3

GLOSSARY OF KEY TERMS

Atlanta Gas Light	Atlanta Gas Light Company
AGL Capital	AGL Capital Corporation
AGL Networks	AGL Networks, LLC
AGSC	AGL Services Company, a service company established in accordance with SEC regulations
AIP	Annual Incentive Plan
Bcf	Billion cubic feet
Chattanooga Gas	Chattanooga Gas Company
Compass Energy	Compass Energy Services, Inc.
Credit Facilities	$1.0 billion and $140 million credit agreements of AGL Capital
Deregulation Act	1997 Natural Gas Competition and Deregulation Act
Dominion Ohio	Dominion East of Ohio, a Cleveland, Ohio based natural gas company; a subsidiary of Dominion Resources, Inc.
EBIT
Earnings before interest and taxes, a non-GAAP measure that includes operating income, other income and gain on sales of assets and excludes interest and income tax expense; as an indicator of our operating performance, EBIT should not be considered an alternative to, or more meaningful than, operating income or net income attributable to AGL Resources Inc. as determined in accordance with GAAP

EITF	Emerging Issues Task Force
Energy Act	Energy Policy Act of 2005
ERC	Environmental remediation costs associated with our distribution operations segment which are recoverable through rates mechanisms
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
Fitch	Fitch Ratings
Florida Commission	Florida Public Service Commission
FSP	FASB Staff Position
GAAP	Accounting principles generally accepted in the United States of America
Georgia Commission	Georgia Public Service Commission
Golden Triangle Storage	Golden Triangle Storage, Inc.
Heating Degree Days	A measure of the effects of weather on our businesses, calculated when the average daily actual temperatures are less than a baseline temperature of 65 degrees Fahrenheit.
Heating Season	The period from November to March when natural gas usage and operating revenues are generally higher because more customers are connected to our distribution systems when weather is colder
Jefferson Island	Jefferson Island Storage & Hub, LLC
LIBOR	London interbank offered rate
LNG	Liquefied natural gas
LOCOM	Lower of weighted average cost or current market price
Louisiana DNR	Louisiana Department of Natural Resources
Magnolia	Magnolia Enterprise Holdings, Inc.
Maryland Commission	Maryland Public Service Commission
Marketers	Marketers selling retail natural gas in Georgia and certificated by the Georgia Commission
Medium-term notes	Notes issued by Atlanta Gas Light with scheduled maturities between 2012 and 2027 bearing interest rates ranging from 6.6% to 9.1%
MGP	Manufactured gas plant
MMBtu	NYMEX equivalent contract units of 10,000 million British thermal units
Moody’s	Moody’s Investors Service
New Jersey Commission	New Jersey Board of Public Utilities
NUI	NUI Corporation - an acquisition which was completed in November 2004
NYMEX	New York Mercantile Exchange, Inc.
OCI	Other comprehensive income
Operating margin
A measure of income, calculated as revenues minus cost of gas, that excludes operation and maintenance expense, depreciation and amortization, taxes other than income taxes, and the gain or loss on the sale of our assets; these items are included in our calculation of operating income as reflected in our statements of consolidated income.

OTC	Over-the-counter
Piedmont	Piedmont Natural Gas
Pivotal Propane	Pivotal Propane of Virginia, Inc.
Pivotal Utility	Pivotal Utility Holdings, Inc., doing business as Elizabethtown Gas, Elkton Gas and Florida City Gas
PP&E	Property, plant and equipment
PRP	Pipeline replacement program for Atlanta Gas Light
S&P	Standard & Poor’s Ratings Services
Saltville	Saltville Gas Storage Company
SEC	Securities and Exchange Commission
Sequent	Sequent Energy Management, L.P.
SFAS	Statement of Financial Accounting Standards
SNG	Southern Natural Gas Company, a subsidiary of El Paso Corporation
SouthStar	SouthStar Energy Services LLC
Tennessee Commission	Tennessee Regulatory Authority
VaR	Value at risk is defined as the maximum potential loss in portfolio value over a specified time period that is not expected to be exceeded within a given degree of probability
Virginia Natural Gas	Virginia Natural Gas, Inc.
Virginia Commission	Virginia State Corporation Commission
WACOG	Weighted average cost of goods
WNA	Weather normalization adjustment

REFERENCED ACCOUNTING STANDARDS

APB 25	APB Opinion No. 25, “Accounting for Stock Issued to Employees”
EITF 98-10	EITF Issue No. 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities”
EITF 99-02	EITF Issue No. 99-02, “Accounting for Weather Derivatives”
EITF 00-11
EITF Issue No. 00-11, “Lessor’s Evaluation of Whether Leases of Certain Integral Equipment Meet the Ownership Transfer Requirements of FASB Statement No. 13, Accounting for Leases, for Leases of Real Estate”

EITF 02-03	EITF Issue No. 02-03, “Issues Involved in Accounting for Contracts under EITF Issue No. 98-10, ‘Accounting for Contracts Involved in Energy Trading and Risk Management Activities’”
FIN 39	FASB Interpretation No. (FIN) 39 “Offsetting of Amounts Related to Certain Contracts”
FSP FIN 39-1	FASB Staff Position 39-1 “Amendment of FIN 39”
FIN 46 & FIN 46R	FIN 46, “Consolidation of Variable Interest Entities”
FIN 48	FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS Statement No. 109”

FSP EITF 03-6-1	FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”
FSP EITF 06-3	FSP EITF 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That Is, Gross versus Net Presentation)”
FSP FAS 133-1	FSP No. FAS 133-1, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133”
FSP FAS 140-R and FIN 46R-8	FSP No. FAS 140-R and FIN 46R-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities”
FSP FAS 157-3	FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”
SFAS 5	SFAS No. 5, “Accounting for Contingencies”
SFAS 13	SFAS No. 13, “Accounting for Leases”
SFAS 66	SFAS No. 66, “Accounting for Sales of Real Estate”
SFAS 71	SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation”
SFAS 87	SFAS No. 87, “Employers’ Accounting for Pensions”
SFAS 106	SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”
SFAS 109	SFAS No. 109, “Accounting for Income Taxes”
SFAS 123 & SFAS 123R	SFAS No. 123, “Accounting for Stock-Based Compensation”
SFAS 133	SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”
SFAS 140	SFAS No. 140, “Accounting for Transfers and Servicing Financial Assets and Extinguishments of Liabilities”
SFAS 141	SFAS No. 141, “Business Combinations”
SFAS 142	SFAS No. 142, “Goodwill and Other Intangible Assets”
SFAS 148	SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”
SFAS 149	SFAS No. 149, “Amendment of SFAS 133 on Derivative Instruments and Hedging Activities”
SFAS 157	SFAS No. 157, “Fair Value Measurements”
SFAS 158	SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”
SFAS 160	SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”
SFAS 161	SFAS No. 161, “Disclosure about Derivative Instruments and Hedging Activities, an amendment of SFAS 133”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are an energy services holding company whose principal business is the distribution of natural gas in six states - Florida, Georgia, Maryland, New Jersey, Tennessee and Virginia. Our six utilities serve more than 2.2 million end-use customers, making us the largest distributor of natural gas in the southeastern and mid-Atlantic regions of the United States based on customer count. We are involved in various related businesses, including retail natural gas marketing to end-use customers primarily in Georgia; natural gas asset management and related logistics activities for our own utilities as well as for nonaffiliated companies; natural gas storage arbitrage and related activities; and the development and operation of high-deliverability underground natural gas storage assets. We also own and operate a small telecommunications business that constructs and operates conduit and fiber infrastructure within select metropolitan areas. We manage these businesses through four operating segments – distribution operations, retail energy operations, wholesale services and energy investments – and a nonoperating corporate segment.

The distribution operations segment is the largest component of our business and is subject to regulation and oversight by agencies in each of the six states we serve. These agencies approve natural gas rates designed to provide us the opportunity to generate revenues to recover the cost of natural gas delivered to our customers and our fixed and variable costs such as depreciation, interest, maintenance and overhead costs, and to earn a reasonable return for our shareholders. With the exception of Atlanta Gas Light, our largest utility, the earnings of our regulated utilities can be affected by customer consumption patterns that are a function of weather conditions, price levels for natural gas and general economic conditions that may impact their ability to pay for gas consumed. Various mechanisms exist that limit our exposure to weather changes within typical ranges in all of our jurisdictions. Our retail energy operations segment, which consists of SouthStar, also is weather sensitive and uses a variety of hedging strategies, such as weather derivative instruments and other risk management tools, to mitigate potential weather impacts. Our Sequent subsidiary within our wholesale services segment is temperature insensitive, but generally has greater opportunity to capture operating margin due to price volatility as a result of extreme weather. Our energy investments segment’s primary activity is our natural gas storage business, which develops, acquires and operates high-deliverability salt-dome storage assets in the Gulf Coast region of the United States. While this business also can generate additional revenue during times of peak market demand for natural gas storage services, the majority of our storage services are covered under medium to long-term contracts at a fixed market rate.

Executive Summary

Customer growth We continue to see challenging economic conditions in all of the areas we serve and, as a result, have experienced lower than expected customer growth in our distribution operations and retail energy operations segments throughout 2008, a trend we expect to continue through 2009.

For the year ended December 31, 2008, our consolidated utility customer growth rate was 0.1%, compared to 0.9% for 2007. We anticipated customer growth in 2008 of about 0.5%. The lower levels of customer growth are primarily a result of much slower growth in the residential housing markets throughout our service territories. This trend has been offset slightly by growth in the commercial customer segment in certain areas, primarily as a result of conversions to natural gas from other fuel sources.

We continue to use a variety of targeted marketing programs to attract new customers and to retain existing ones. These programs generally emphasize natural gas as the fuel of choice for customers and seek to expand the use of natural gas through a variety of promotional activities.

We have seen a 3% decline in average customer count at SouthStar for the year ended December 31, 2008, as compared to 2007. This decline reflects some of the same economic conditions that have affected our utility businesses; as well as a more competitive retail pricing market for natural gas in Georgia.

Natural gas prices Increased energy and transportation prices are expected to impact a significantly larger portion of consumer household incomes during the current winter heating season. As a result, we may incur additional bad debt expense, as well as lower operating margins, due to increased customer conservation. While these factors could adversely impact our results of operations, we expect regulatory and operational mechanisms in place in most of our jurisdictions will help to mitigate some of our exposure to these factors.

The risks of increased bad debt expense and decreased operating margins from conservation are minimized at our largest utility, Atlanta Gas Light, as a result of its straight-fixed variable rate structure. In addition, customers in Georgia buy their natural gas from Marketers rather than from Atlanta Gas Light. Our credit exposure at Atlanta Gas Light is primarily related to the provision of services to the Marketers, but that exposure is mitigated, as we obtain security support in an amount equal to a minimum of no less than two times a Marketer’s highest month’s estimated bill. At our other utilities, while customer conservation could adversely impact our operating margins, we utilize measures to collect delinquent accounts and continue to be rigorous in monitoring and mitigating the impact of these expenses. We do, however, expect that our bad debt expense for the current winter heating season will be higher than the prior year.

We worked with regulators and state agencies in each of our jurisdictions to educate customers about higher energy costs in advance of the winter heating season, in particular to ensure that those qualified for the Low Income Home Energy Assistance Program and other similar programs receive any needed assistance.

SouthStar may also be affected by the conservation and bad debt trends, but its overall exposure is partially mitigated by the high credit quality of SouthStar’s customer base, disciplined collection practices and the unregulated pricing structure in Georgia.

The rising commodity prices during the first six months of 2008, along with reduced opportunities related to the management of storage and transportation assets throughout 2008 negatively affected SouthStar’s operating margin. More favorable market conditions and decreasing natural gas prices in the first six months of 2007 as compared to rising prices during the same time frame in 2008 enabled SouthStar to recognize higher operating margins for 2007 as compared to 2008. SouthStar’s reported results were also negatively impacted during 2008 by the significant decrease in natural gas prices during the second half of the year as SouthStar was required to record $24 million of LOCOM adjustments to reduce its natural gas inventory to market value.

Due to the rising commodity price environment and the widening of transportation basis spreads during the first six months of 2008, Sequent recorded $70 million in losses on the financial instruments it used to hedge its storage and transportation positions. The natural gas market remained volatile with significant decreases in prices and narrowing of basis spreads during the second half of 2008. Consequently Sequent recognized gains on hedging instruments of $52 million for 2008. This is a $35 million net increase compared to 2007. In addition to the increase in hedge gains, Sequent’s commercial activity improved by $25 million for 2008 over 2007, due to more favorable business opportunities presented by the greater volatility in the marketplace. In addition, the decrease in forward prices caused Sequent to be subject to a LOCOM adjustment on its natural gas inventory. The increase in the impact of the adjustment, net of estimated hedging recoveries, was $15 million for 2008 from the prior year. These changes resulted in Sequent reporting operating margin that was $45 million higher for 2008, as compared to 2007.

Results of Operations

Revenues We generate nearly all our operating revenues through the sale, distribution and storage of natural gas. We include in our consolidated revenues an estimate of revenues from natural gas distributed, but not yet billed, to residential and commercial customers from the latest meter reading date to the end of the reporting period. The following table provides more information regarding the components of our operating revenues.

In millions	2008	2007	2006
Residential	$1,194	$1,143	$1,127
Commercial	500	500	460
Transportation	482	401	434
Industrial	280	250	310
Other	344	200	290
Total operating revenues	$2,800	$2,494	$2,621

Operating margin and EBIT We evaluate the performance of our operating segments using the measures of operating margin and EBIT. We believe operating margin is a better indicator than operating revenues for the contribution resulting from customer growth in our distribution operations segment since the cost of gas can vary significantly and is generally billed directly to our customers. We also consider operating margin to be a better indicator in our retail energy operations, wholesale services and energy investments segments since it is a direct measure of operating margin before overhead costs. We believe EBIT is a useful measurement of our operating segments’ performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Our operating margin and EBIT are not measures that are considered to be calculated in accordance with GAAP. You should not consider operating margin or EBIT an alternative to, or a more meaningful indicator of, our operating performance than operating income or net income attributable to AGL Resources Inc. as determined in accordance with GAAP.

In addition, our operating margin and EBIT measures may not be comparable to similarly titled measures of other companies. The table below sets forth a reconciliation of our operating margin and EBIT to our operating income, earnings before income taxes and net income attributable to AGL Resources Inc., together with other consolidated financial information for the last three years.

In millions, except per share amounts	2008	2007	2006
Operating revenues	$2,800	$2,494	$2,621
Cost of gas	1,654	1,369	1,482
Operating margin	1,146	1,125	1,139
Operating expenses
Operation and maintenance	472	451	473
Depreciation and amortization	152	144	138
Taxes other than income	44	41	40
Total operating expenses	668	636	651
Operating income	478	489	488
Other income (expense)	6	4	(1)
EBIT	484	493	487
Interest expense	115	125	123
Earnings before income taxes	369	368	364
Income taxes	132	127	129
Net income	237	241	235
Less net income attributable to the noncontrolling interest	20	30	23
Net income attributable to AGL Resources Inc.	$217	$211	$212
Per common share data:
Basic earnings per common share attributable to AGL Resources Inc. common shareholders	$2.85	$2.74	$2.73
Diluted earnings per common share attributable to AGL Resources Inc. common shareholders	$2.84	$2.72	$2.72
Weighted average number of common shares outstanding:
Basic	76.3	77.1	77.6
Diluted	76.6	77.4	78.0

In 2008 our net income attributable to AGL Resources Inc. increased by $6 million from the prior year primarily due to increased EBIT from wholesale services and energy investments largely due to higher operating margin. This was offset by decreased EBIT at distribution operations and retail energy operations due to lower operating margins as compared to 2007. Additionally, distribution operations’ EBIT contribution decreased due to higher operating expenses as compared to 2007. Our basic earnings per common share attributable to AGL Resources Inc. increased by $0.11 and our diluted earnings per common share attributable to AGL Resources Inc. increased by $0.12, primarily due to our increased earnings and the reduction in the average number of common shares outstanding as a result of purchases made under our share repurchase program during 2007.

In 2007 our net income attributable to AGL Resources Inc. decreased by $1 million from 2006 primarily due to decreased EBIT from wholesale services largely due to lower operating margin. This was offset by increased EBIT at distribution operations, retail energy operations and energy investments due to higher operating margins as compared to 2006. Additionally, distribution operations’ EBIT contribution increased due to lower operating expenses as compared to 2006. Our basic earnings per common share attributable to AGL Resources Inc. increased by $0.01, primarily due to the reduction in the average number of shares outstanding as a result of our share repurchase program. Our diluted earnings per common share attributable to AGL Resources Inc. were unchanged from 2006.

Operating metrics Selected weather, customer and volume metrics for 2008, 2007 and 2006, which we consider to be some of the key performance indicators for our operating segments, are presented in the following tables. We measure the effects of weather on our business through heating degree days. Generally, increased heating degree days result in greater demand for gas on our distribution systems. However, extended and unusually mild weather during the heating season can have a significant negative impact on demand for natural gas. Our marketing and customer retention initiatives are measured by our customer metrics which can be impacted by natural gas prices, economic conditions and competition from alternative fuels. Volume metrics for distribution operations and retail energy operations present the effects of weather and our customers’ demand for natural gas. Wholesale services’ daily physical sales represent the daily average natural gas volumes sold to its customers.

Weather
					2008 vs.	2007 vs.	2008 vs.	2007 vs.	2006 vs.
Heating		Year ended December 31,			2007	2006	normal	normal	normal
degree days (1)	Normal	2008	2007	2006	colder (warmer)	colder (warmer)	colder (warmer)	colder (warmer)	colder (warmer)
Florida	496	416	326	468	28%	(30)%	(16)%	(34)%	(6)%
Georgia	2,608	2,746	2,366	2,455	16%	(4)%	5%	(9)%	(6)%
Maryland	4,705	4,521	4,621	4,205	(2)%	10%	(4)%	(2)%	(11)%
New Jersey	4,654	4,647	4,777	4,074	(3)%	17%	-	3%	(12)%
Tennessee	2,991	3,179	2,722	2,892	17%	(6)%	6%	(9)%	(3)%
Virginia	3,151	3,031	3,077	2,870	(1)%	7%	(4)%	(2)%	(9)%

					2008 vs.	2007 vs.	2008 vs.	2007 vs.	2006 vs.
		Quarter ended December 31,			2007	2006	normal	normal	normal
	Normal	2008	2007	2006	colder (warmer)	colder (warmer)	colder (warmer)	colder (warmer)	colder (warmer)
Florida	160	201	45	111	347%	(59)%	26%	(72)%	(31)%
Georgia	1,021	1,092	877	955	25%	(8)%	7%	(14)%	(6)%
Maryland	1,673	1,693	1,558	1,493	9%	4%	1%	(7)%	(11)%
New Jersey	1,623	1,729	1,605	1,372	8%	17%	7%	(1)%	(15)%
Tennessee	1,184	1,291	969	1,193	33%	(19)%	9%	(18)%	1%
Virginia	1,096	1,151	965	993	19%	(3)%	5%	(12)%	(9)%

(1) Obtained from the National Oceanic and Atmospheric Administration, National Climatic Data Center. Normal represents the ten-year averages from January 1999 to December 2008.

Customers	Year ended December 31,			2008 vs. 2007	2007 vs. 2006
	2008	2007	2006	% change	% change
Distribution Operations
Average end-use customers (in thousands)
Atlanta Gas Light	1,557	1,559	1,546	(0.1)%	0.8%
Chattanooga Gas	62	61	61	1.6	-
Elizabethtown Gas	273	272	269	0.4	1.1
Elkton Gas	6	6	6	-	-
Florida City Gas	104	104	104	-	-
Virginia Natural Gas	271	269	264	0.7	1.9
Total	2,273	2,271	2,250	0.1%	0.9%
Operation and maintenance expenses per customer	$145	$145	$156	-	(7)%
EBIT per customer	$145	$149	$138	(3)%	8%

Retail Energy Operations
Average customers (in thousands)	526	540	533	(3)%	1%
Market share in Georgia	34%	35%	35%	(3)%	-

Volumes In billion cubic feet (Bcf)	Year ended December 31,			2008 vs. 2007	2007 vs. 2006
	2008	2007	2006	% change	% change
Distribution Operations
Firm	219	211	199	4%	6%
Interruptible	104	108	117	(4)%	(8)%
Total	323	319	316	1%	1%

Retail Energy Operations
Georgia firm	41	39	37	5%	5%
Ohio and Florida	7	5	1	40%	400%

Wholesale Services
Daily physical sales (Bcf / day)	2.60	2.35	2.20	11%	7%

Segment information Operating revenues, operating margin, operating expenses and EBIT information for each of our segments are contained in the following tables for the last three years.

In millions	Operating revenues	Operating margin(1)	Operating expenses	EBIT (1)
2008
Distribution operations	$1,768	$818	$493	$329
Retail energy operations	987	149	73	77
Wholesale services	170	122	62	60
Energy investments	55	50	31	19
Corporate (2)	(180)	7	9	(1)
Consolidated	$2,800	$1,146	$668	$484
2007
Distribution operations	$1,665	$820	$485	$338
Retail energy operations	892	188	75	113
Wholesale services	83	77	43	34
Energy investments	42	40	25	15
Corporate (2)	(188)	-	8	(7)
Consolidated	$2,494	$1,125	$636	$493
2006
Distribution operations	$1,624	$807	$499	$310
Retail energy operations	930	156	68	86
Wholesale services	182	139	49	90
Energy investments	41	36	26	10
Corporate (2)	(156)	1	9	(9)
Consolidated	$2,621	$1,139	$651	$487

(1) These are non-GAAP measurements. A reconciliation of operating margin, earnings before income taxes and EBIT to our operating income and net income attributable to AGL Resources Inc. is contained in “Results of Operations” herein.

(2) Includes intercompany eliminations

Operating margin Our operating margin in 2008 increased by $21 million or 2% compared to 2007 primarily due to higher operating margins at wholesale services and energy investments segments, partially offset by decreased operating margin at our retail energy operations segment. In 2007 our operating margin decreased $14 million or 1% compared to 2006 primarily due to lower operating margin at our wholesale services segment.

Distribution operations The 2008 operating margin for distribution operations decreased by $2 million, compared to 2007, primarily due to lower customer growth and use of natural gas, offset by an increase in revenues from Atlanta Gas Light’s pipeline replacement program (PRP).

Distribution operations’ 2007 operating margin increased $13 million or 2% compared to 2006 primarily due to an increase in customers and slightly overall higher customer use of natural gas. The following table indicates the significant changes in distribution operations’ operating margin for 2008 and 2007.

In millions	2008	2007
Operating margin for prior year	$820	$807
(Decreased) increased customer growth and use of natural gas	(4)	8
Higher PRP revenues at Atlanta Gas Light	6	2
Base rate increase at Chattanooga Gas	-	2
Other	(4)	1
Operating margin for year	$818	$820

Retail energy operations The 2008 operating margin for retail energy operations decreased $39 million or 21% compared to 2007. This was primarily due to a reduction of customers in Georgia, lower contributions from the optimization and management of storage and transportation assets and a $24 million LOCOM adjustment. Retail energy operations did not record a similar LOCOM adjustment in 2007. While 2008 was 16% colder than 2007, and 2007 was 4% warmer than 2006, retail energy operations use of weather derivatives largely offset the effects of weather in operating margin.

Retail energy operations’ 2007 operating margin increased $32 million or 21% compared to 2006. This was primarily due to an increase in customer use of natural gas in Georgia and the combination of retail price spreads and contributions from the optimization of storage and transportation assets and commodity risk management activities. The following table indicates the significant changes in retail energy operations’ operating margin for 2008 and 2007.

In millions	2008	2007
Operating margin for prior year	$188	$156
Inventory LOCOM	(24)	6
(Decreased) increased contributions from management and optimization of storage and transportation assets, and from retail price spreads	(9)	12
(Decreased) increased average number of customers	(8)	2
Pricing settlement with the Georgia Commission	(3)	-
Increased operating margins in Ohio and Florida	2	3
Increased customer use of natural gas	1	8
Increased late payment fees	-	2
Other	2	(1)
Operating margin for year	$149	$188

Wholesale services The 2008 operating margin for wholesale services increased $45 million or 58% compared to 2007. This increase was due to a $35 million increase in reported hedge gains and a $25 million increase in commercial activity, due in part to increased inventory storage and transportation spreads and higher volatility in the marketplace. These increases were partially offset by a $36 million increase in the required LOCOM adjustments to natural gas inventories for the year ended December 31, 2008, net of $21 million in estimated hedging recoveries.

Wholesale services’ 2007 operating margin decreased $62 million or 45% compared to 2006. This decrease was due to a reduction in hedge gains and commercial activity, due in part to reduced inventory storage spreads and lower volatility in the marketplace.

The following table indicates the significant changes in wholesale services’ operating margin for 2008 and 2007.

In millions	2008	2007
Operating margin for prior year	$77	$139
Increased (decreased) commercial activity	25	(46)
Increased (decreased) hedge gains	35	(36)
Inventory LOCOM, net of hedging recoveries	(15)	20
Operating margin for year	$122	$77

For more information on Sequent’s expected operating revenues from its storage inventory in 2009 and discussion of increased commercial activity in 2008 compared to 2007, see the description of the wholesale services business in Exhibit 99.1, “Business”.

Energy investments The 2008 operating margin for energy investments increased $10 million or 25% compared to 2007. Its 2007 operating margin increased $4 million or 11% from the prior year, primarily due to a larger customer base and customer construction projects at AGL Networks and increased revenues at Jefferson Island as a result of increased interruptible margin opportunities. The following table indicates the significant changes in energy investments’ operating margin for 2008 and 2007.

In millions	2008	2007
Operating margin for prior year	$40	$36
Increased customers and expansion projects at AGL Networks	7	2
Increased revenues at Jefferson Island	3	2
Operating margin for year	$50	$40

Operating expenses Our operating expenses in 2008 increased $32 million or 5% from 2007, which decreased $15 million or 2% from 2006. The following table indicates the significant changes in our operating expenses.

In millions	2008	2007
Operating expenses for prior year	$636	$651
Increased (decreased) incentive compensation costs at distribution operations	11	(14)
Increased (decreased) incentive compensation costs at wholesale services due to higher (lower) operating margin	6	(13)
Increased (decreased) bad debt expense at retail energy operations	3	(3)
Increased incentive compensation costs at retail energy operations due to growth and improved operations	-	3
Increased bad debt expense at distribution operations	5	-
Increased depreciation and amortization	8	6
Increased payroll and other operating costs at wholesale services due to continued expansion	13	7
(Decreased) increased costs at retail energy operations from customer care, marketing and payroll	(5)	5
Increased (decreased) costs at energy investments due to expansion costs at AGL Networks, business development costs and depreciation and legal expenses at Jefferson Island	6	(1)
Other, net primarily at distribution operations due to pension, outside services and reduction in marketing and customer service expenses	(15)	(5)
Operating expenses for year	$668	$636

Other income (expenses) Our 2008 other income (expenses) increased by $2 million compared to 2007 primarily from increased capitalization for regulatory allowances for funds used during distribution operations’ construction projects. Our 2007 other income increased by $5 million as compared to 2006 primarily due to lower charitable contributions at distribution operations and retail energy operations.

Interest expense The decreased interest expense of $10 million or 8% in 2008 as compared to 2007 was due primarily to lower short-term interest rates partially offset by higher average debt outstanding and a $3 million premium paid for the early redemption of the $75 million notes payable to AGL Capital Trust I, which was recorded as interest expense in 2007.

The increased interest expense of $2 million or 2% in 2007 compared to 2006 was primarily due to higher short-term interest rates and the $3 million premium previously discussed. The following table provides additional detail on interest expense for the last three years and the primary items that affect year-over-year change.

In millions	2008	2007	2006
Interest expense	$115	$125	$123
Average debt outstanding (1)	$2,156	$1,967	$2,023
Average rate (2)	5.3%	6.4%	6.1%
(1)	Daily average of all outstanding debt.
(2)	Excluding $3 million premium paid for early redemption of debt, average rate in 2007 would have been 6.2%.

Income tax expense The increase in income tax expense of $5 million or 4% in 2008 compared to 2007 was primarily due to higher consolidated earnings and a slightly higher effective tax rate of 37.8% in 2008 compared to an effective tax rate of 37.6% in 2007.

The decrease in income tax expense of $2 million or 2% in 2007 compared to 2006 was primarily due to lower consolidated earnings and a slightly lower effective tax rate of 37.6% in 2007 compared to an effective tax rate of 37.8% in 2006. For more information on our income taxes see Exhibit 99.4, Note 8 Income Taxes.

Liquidity and Capital Resources

Overview Our primary sources of liquidity are cash provided by operating activities, short-term borrowings under our commercial paper program (which is supported by our Credit Facilities), borrowings from our Credit Facilities and borrowings under our Sequent and SouthStar lines of credit. Additionally from time to time, we raise funds from the public debt and equity capital markets through our existing shelf registration statement to fund our liquidity and capital resource needs.

Our issuance of various securities, including long-term and short-term debt, is subject to customary approval or authorization by state and federal regulatory bodies including state public service commissions and the SEC. Furthermore, a substantial portion of our consolidated assets, earnings and cash flow is derived from the operation of our regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to us is subject to regulation.

We believe the amounts available to us under our Credit Facilities and the issuance of debt and equity securities together with cash provided by operating activities will continue to allow us to meet our needs for working capital, pension contributions, construction expenditures, anticipated debt redemptions, interest payments on debt obligations, dividend payments, common share repurchases and other cash needs through the next several years. Nevertheless, our ability to satisfy our working capital requirements and debt service obligations, or fund planned capital expenditures, will substantially depend upon our future operating performance (which will be affected by prevailing economic conditions), and financial, business and other factors, some of which are beyond our control.

We will continue to evaluate our need to increase available liquidity based on our view of working capital requirements, including the impact of changes in natural gas prices, liquidity requirements established by rating agencies and other factors. See Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2008 for additional information on items that could impact our liquidity and capital resource requirements. The following table provides a summary of our operating, investing and financing activities for the last three years.

In millions	2008	2007	2006
Net cash provided by (used in):
Operating activities	$227	$377	$351
Investing activities	(372)	(253)	(248)
Financing activities	142	(122)	(118)
Net (decrease) increase in cash and cash equivalents	$(3)	$2	$(15)

Cash Flow from Operating Activities We prepare our statement of cash flows using the indirect method. Under this method, we reconcile net income to cash flows from operating activities by adjusting net income for those items that impact net income but may not result in actual cash receipts or payments during the period. These reconciling items include depreciation and amortization, changes in derivative financial instrument assets and liabilities, deferred income taxes and changes in the consolidated statement of financial position for working capital from the beginning to the end of the period.

Our operations are seasonal in nature, with the business depending to a great extent on the first and fourth quarters of each year. As a result of this seasonality, our natural gas inventories are usually at their highest levels in November each year, and largely are drawn down in the heating season, providing a source of cash as this asset is used to satisfy winter sales demand. The establishment and price fluctuations of our natural gas inventories, which meet customer demand during the winter heating season, can cause significant variations in our cash flow from operations from period to period and are reflected in changes to our working capital.

Year-over-year changes in our operating cash flows are attributable primarily to working capital changes within our distribution operations, retail energy operations and wholesale services segments resulting from the impact of weather, the price of natural gas, the timing of customer collections, payments for natural gas purchases and deferred gas cost recoveries as our business has grown and prices for natural gas have increased. The increase in natural gas prices directly impacts the cost of gas stored in inventory.

2008 compared to 2007 In 2008, our net cash flow provided from operating activities was $227 million, a decrease of $150 million or 40% from 2007. This decrease was primarily a result of increased working capital requirements of $104 million, principally driven by increased cash used for inventory purchases which were impacted by rising natural gas prices during the first half of 2008.

2007 compared to 2006 In 2007, our net cash flow provided from operating activities was $377 million, an increase of $23 million or 6% from 2006. The increase was due to higher realized gains on our derivative instrument assets and liabilities and lower cash requirements for our natural gas inventories due to price and inventory volume fluctuations. This was offset by increased cash payments for income taxes due to realized gains on our derivative instrument activities and higher working capital requirements.

Cash Flow from Investing Activities Our net cash used in investing activities consisted primarily of PP&E expenditures. The majority of our PP&E expenditures are within our distribution operations segment, which includes our investments in new construction and infrastructure improvements.

Our estimated PP&E expenditures of approximately $453 million in 2009 and actual expenditures of $372 million in 2008, $259 million in 2007 and $253 million in 2006 are shown within the following categories and are presented in the chart below.

•	Base business – new construction and infrastructure improvements at our distribution operations segment
•	Natural gas storage – salt-dome cavern expansions at Golden Triangle Storage and Jefferson Island
•	Hampton Roads – Virginia Natural Gas’ pipeline project, which will connect its northern and southern systems
•	PRP – Atlanta Gas Light’s program to replace all bare steel and cast iron pipe in its Georgia system
•	Magnolia project –pipelines acquired from Southern Natural Gas connecting our Georgia service territory to the Elba Island LNG facility
•	Other – primarily includes information technology, building and leasehold improvements and AGL Networks’ telecommunication expenditures
In 2008, our PP&E expenditures were $113 million or 44% higher than in 2007. This was primarily due to an increase in our natural gas storage project expenditures of $48 million as we began construction of our Golden Triangle Storage facility, $43 million in increased expenditures for the Hampton Roads project and increased expenditures of $29 million for PRP as we replaced larger-diameter pipe in more densely populated areas. This was offset by decreased expenditures of $7 million on our base business and other projects.

In 2007, our PP&E expenditures were $6 million or 2% higher than in 2006. This was primarily due to an increase in PRP expenditures of $10 million as we replaced larger-diameter pipe in more densely populated areas and $5 million in expenditures for the Hampton Roads project. This was offset by decreased expenditures of $4 million on our storage projects and $5 million on our base business and other projects.

Our estimated expenditures for 2009 include discretionary spending for capital projects principally within the base business and natural gas storage categories. We continually evaluate whether to proceed with these projects, reviewing them in relation to factors including our authorized returns on rate base, other returns on invested capital for projects of a similar nature, capital structure and credit ratings, among others. We will make adjustments to these discretionary expenditures as necessary based upon these factors.

In October 2008, the New Jersey Governor presented a Comprehensive Economic Stimulus Plan for New Jersey that is intended to enhance the State’s business climate and support short-term employment growth and long-term economic prospects. Recognizing that the State’s natural gas utilities play a crucial role in both improving the State’s economic condition and encouraging energy efficiency, the Governor’s stimulus package included provisions for energy companies to invest in programs for utility customers that will encourage energy efficiency, generate jobs and strengthen the local economy. In accordance with the Governor’s plan, in January 2009 Elizabethtown Gas filed a two-year utility infrastructure enhancement program and gas cost recovery mechanism that, if approved, would require an additional $20 million in capital expenditures in 2009.

Cash Flow from Financing Activities Our capitalization and financing strategy is intended to ensure that we are properly capitalized with the appropriate mix of equity and debt securities. This strategy includes active management of the percentage of total debt relative to total capitalization, appropriate mix of debt with fixed to floating interest rates (our variable debt target is 20% to 45% of total debt), as well as the term and interest rate profile of our debt securities.

As of December 31, 2008, our variable-rate debt was $1,026 million or 40% of our total debt, compared to $840 million or 37% as of December 31, 2007. This increase was principally due to borrowings under our Credit Facilities and commercial paper borrowings. As of December 31, 2008, our Credit Facilities and commercial paper borrowings were $773 million or 37% higher than the same time last year, primarily a result of higher working capital requirements, driven by higher natural gas prices during the inventory injection season and increased PP&E expenditures of $113 million. For more information on our debt, see Exhibit 99.4, Note 6.

Credit Ratings We strive to maintain or improve our credit ratings on our debt to manage our existing financing cost and enhance our ability to raise additional capital on favorable terms. Factors we consider important in assessing our credit ratings include our statement of financial position leverage, capital spending, earnings, cash flow generation, available liquidity and overall business risks. We do not have any trigger events in our debt instruments that are tied to changes in our specified credit ratings or our stock price and have not entered into any agreements that would require us to issue equity based on credit ratings or other trigger events. The following table summarizes our credit ratings as of December 31, 2008.

	S&P	Moody’s	Fitch
Corporate rating	A-
Commercial paper	A-2	P-2	F-2
Senior unsecured	BBB+	Baa1	A-
Ratings outlook	Stable	Stable	Stable

A credit rating is not a recommendation to buy, sell or hold securities. The highest investment grade credit rating for S&P is AAA, Moody’s is Aaa and Fitch is AAA. Our credit ratings may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating. We cannot ensure that a rating will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances so warrant. If the rating agencies downgrade our ratings, particularly below investment grade, it may significantly limit our access to the commercial paper market and our borrowing costs would increase. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources would decrease.

Default Events Our debt instruments and other financial obligations include provisions that, if not complied with, could require early payment, additional collateral support or similar actions. Our most important default events include maintaining covenants with respect to a maximum leverage ratio, insolvency events, nonpayment of scheduled principal or interest payments, and acceleration of other financial obligations and change of control provisions.

Our Credit Facilities’ financial covenants require us to maintain a ratio of total debt to total capitalization of no greater than 70%; however, our goal is to maintain this ratio at levels between 50% and 60%. Our ratio of total debt to total capitalization calculation contained in our debt covenant includes noncontrolling interest, standby letters of credit, surety bonds and the exclusion of other comprehensive income pension adjustments. Our debt-to-equity calculation, as defined by our Credit Facilities, was 59% at December 31, 2008 and 58% at December 31, 2007. These amounts are within our required and targeted ranges. The components of our capital structure, as calculated from our consolidated statements of financial position, as of the dates indicated, are provided in the following table.

In millions	December 31, 2008		December 31, 2007
Short-term debt	$866	20%	$580	15%
Long-term debt	1,675	40	1,675	42
Total debt	2,541	60	2,255	57
Equity	1,684	40	1,708	43
Total capitalization	$4,225	100%	$3,963	100%

We are currently in compliance with all existing debt provisions and covenants. We believe that accomplishing these capitalization objectives and maintaining sufficient cash flow are necessary to maintain our investment-grade credit ratings and to allow us access to capital at reasonable costs.

Short-term Debt Our short-term debt is composed of borrowings and payments of commercial paper, lines of credit and payments of the current portion of our capital leases. Our short-term debt financing generally increases between June and December because our payments for natural gas and pipeline capacity are generally made to suppliers prior to the collection of accounts receivable from our customers. We typically reduce short-term debt balances in the spring because a significant portion of our current assets are converted into cash at the end of the winter heating season.

In June 2008 we extended Sequent’s $25 million unsecured line of credit bearing interest at the federal funds rate plus 0.75% through June 2009. In September 2008 Sequent extended its $20 million second line of credit that bears interest at the LIBOR rate plus 1.0% to September 2009. In December 2008 the terms of this line of credit were decreased to $5 million bearing interest at the LIBOR rate plus 3.0%. Sequent’s lines of credit are used solely for the posting of margin deposits for NYMEX transactions and are unconditionally guaranteed by us.

Under the terms of our Credit Facilities, which expires in August 2011, the aggregate principal amount available is $1 billion and we can request an option to increase the aggregate principal amount available for borrowing to $1.25 billion on not more than three occasions during each calendar year.

In September 2008, we completed a $140 million supplemental credit facility that expires in September 2009, which will provide additional liquidity for working capital and capital expenditure needs. This $140 million credit facility allows for the option to request an increase in the borrowing capacity to $150 million and supplements our existing $1 billion Credit Facility which expires in August 2011.

More information on our short-term debt as of December 31, 2008, which we consider one of our primary sources of liquidity, is presented in the following table:

In millions	Capacity	Outstanding
Credit Facilities	$1,140	$773
SouthStar line of credit	75	75
Sequent lines of credit	30	17
Total	$1,245	$865

We normally access the commercial paper markets to finance our working capital needs. However, during the third and fourth quarters of 2008, adverse developments in the global financial and credit markets, including the failure or merger between several large financial institutions, have made it more difficult for us to access the commercial paper market at reasonable rates. As a result, at times we relied upon our Credit Facilities for our liquidity and capital resource needs. At December 31, 2007, we had no outstanding credit line borrowings under the Credit Facilities and $566 million of commercial paper issuances.

Long-term Debt Our long-term debt matures more than one year from the statement of financial position date and consists of medium-term notes, senior notes, gas facility revenue bonds, and capital leases. The following represents our long-term debt activity over the last three years.

Gas Facility Revenue Bonds

•
In June 2008, we refinanced $122 million of our gas facility revenue bonds, $47 million due October 2022, $20 million due October 2024 and $55 million due June 2032. There was no change to the maturity dates of these bonds. The $55 million bond had an interest rate that resets daily and the $47 million and $20 million bonds had a 35-day auction period where the interest rate adjusted every 35 days. Both the bonds with principal amounts of $47 million and $55 million now have interest rates that reset daily and the bond with a principal amount of $20 million has an interest rate that resets weekly. The interest rates at December 31, 2008, ranged from 0.7% to 1.10%.

•
In September 2008, we refinanced $39 million of our gas facility revenue bonds due June 2026.The bonds had a 35-day auction period where the interest rate adjusted every 35 days; now they have interest rates that reset daily. The maturity date of these bonds remains June 2026. The interest rate at December 31, 2008, was 1.1%.

Senior notes

•
In December 2007 and June 2006, AGL Capital issued $125 million and $175 million of 6.375% senior notes. The proceeds of the note issuances, equal to approximately $296 million, were used to pay down short-term indebtedness incurred under our commercial paper program.

Notes payable to Trusts

•
In July 2007, we used the proceeds from the sale of commercial paper to pay AGL Capital Trust I the $75 million principal amount of 8.17% junior subordinated debentures plus a $3 million premium for early redemption of the junior subordinated debentures, and to pay a $2 million note representing our common securities interest in AGL Capital Trust I.

•
In May 2006, we used the proceeds from the sale of commercial paper to pay AGL Capital Trust II the $150 million of junior subordinated debentures and to pay a $5 million note representing our common securities interest in AGL Capital Trust II.

Medium-term notes

•	In January 2007, we used proceeds from the sale of commercial paper to redeem $11 million of 7% medium-term notes previously scheduled to mature in January 2015.

Noncontrolling Interest A cash distribution of $30 million in 2008, $23 million in 2007 and $22 million in 2006 for SouthStar’s dividend distributions to Piedmont were recorded in our consolidated statement of cash flows as a financing activity.

Dividends on Common Stock Our common stock dividend payments were $124 million in 2008, a $1 million increase from 2007. While our dividends per common share increased 2% in 2008 from $1.64 to $1.68 per common share; this was offset by fewer outstanding shares as a result of our share repurchase plans. The $12 million or 11% increase in common stock dividend payments in 2007 compared to 2006, resulted from our 11% increase in our common stock dividends per share from $1.48 to $1.64 per common share.

In 2008, our dividend payout ratio was 59%, which is consistent with our payout ratio of 60% in 2007. We expect that our dividend payout ratio will remain consistent with the dividend payout ratios of our peer companies, which is currently an average of 58% with an average dividend yield of 4.3%. Our diluted earnings per share attributable to AGL Resources Inc. and declared common stock dividends per share along with our dividend payout ratio for the last three years are presented in the following chart.

For information about restrictions on our ability to pay dividends on our common stock, see Exhibit 99.4, Note 5 “Equity.”

Treasury Shares In March 2001 our Board of Directors approved the purchase of up to 600,000 shares of our common stock to be used for issuances under the Officer Incentive Plan. During 2008, we purchased 15,133 shares. As of December 31, 2008, we had purchased a total 312,367 shares, leaving 287,633 shares available for purchase.

In February 2006, our Board of Directors authorized a plan to purchase up to 8 million shares of our outstanding common stock over a five-year period. These purchases are intended principally to offset share issuances under our employee and non-employee director incentive compensation plans and our dividend reinvestment and stock purchase plans. Stock purchases under this program may be made in the open market or in private transactions at times and in amounts that we deem appropriate. There is no guarantee as to the exact number of shares that we will purchase, and we can terminate or limit the program at any time.

For the year ended December 31, 2008, we did not purchase shares of our common stock. During the same period in 2007, we purchased approximately 2 million shares of our common stock at a weighted average cost of $39.56 per share and an aggregate cost of $80 million. We hold the purchased shares as treasury shares. For more information on our share repurchases see Item 5 “Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of our Annual Report on Form 10-K for the year ended December 31, 2008.

Shelf Registration In August 2007, we filed a new shelf registration with the SEC. The debt securities and related guarantees will be issued by AGL Capital under an indenture dated as of February 20, 2001, as supplemented and modified, as necessary, among AGL Capital, AGL Resources and The Bank of New York Trust Company, N.A., as trustee. The indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and an unlimited number of series subject to our Credit Facilities’ financial covenants related to total debt to total capitalization. The debt securities will be guaranteed by AGL Resources.

Contractual Obligations and Commitments We have incurred various contractual obligations and financial commitments in the normal course of our operating and financing activities that are reasonably likely to have a material effect on liquidity or the availability of requirements for capital resources. Contractual obligations include future cash payments required under existing contractual arrangements, such as debt and lease agreements.

These obligations may result from both general financing activities and from commercial arrangements that are directly supported by related revenue-producing activities. Contingent financial commitments represent obligations that become payable only if certain predefined events occur, such as financial guarantees, and include the nature of the guarantee and the maximum potential amount of future payments that could be required of us as the guarantor. As we do for other subsidiaries, AGL Resources provides guarantees to certain gas suppliers for SouthStar in support of payment obligations. The following table illustrates our expected future contractual obligation payments such as debt and lease agreements, and commitments and contingencies as of December 31, 2008.

			2010 &	2012 &	2014 &
In millions	Total	2009	2011	2013	thereafter
Recorded contractual obligations:

Long-term debt	$1,675	$-	$302	$242	$1,131
Short-term debt	866	866	-	-	-
PRP costs (1)	189	49	91	49	-
Environmental remediation liabilities (1)	106	17	41	38	10
Total	$2,836	$932	$434	$329	$1,141

Unrecorded contractual obligations and commitments (2):

Pipeline charges, storage capacity and gas supply (3)	$1,713	$491	$573	$299	$350
Interest charges (4)	975	94	168	137	576
Operating leases	137	30	45	25	37
Standby letters of credit, performance / surety bonds	52	48	3	1	-
Asset management agreements (5)	32	12	19	1	-
Pension contributions	7	7	-	-	-
Total	$2,916	$682	$808	$463	$963

(1)	Includes charges recoverable through rate rider mechanisms.
(2)	In accordance with GAAP, these items are not reflected in our consolidated statements of financial position.
(3)	Charges recoverable through a natural gas cost recovery mechanism or alternatively billed to Marketers, and includes demand charges associated with Sequent.
(4)
Floating rate debt is based on the interest rate as of December 31, 2008, and the maturity of the underlying debt instrument. As of December 31, 2008, we have $35 million of accrued interest on our consolidated statement of financial position that will be paid in 2009.

(5)	Represent fixed-fee minimum payments for Sequent’s affiliated asset management.

Pipeline Charges, Storage Capacity and Gas Supply Contracts. A subsidiary of NUI entered into two 20-year agreements for the firm transportation and storage of natural gas during 2003 with annual aggregate demand charges of approximately $5 million. As a result of our acquisition of NUI and in accordance with SFAS 141, we valued the contracts at fair value and established a long-term liability of $38 million for the excess liability that will be amortized to our consolidated statements of income over the remaining lives of the contracts of $2 million annually through November 2023 and $1 million annually from November 2023 to November 2028. The gas supply amount includes SouthStar gas commodity purchase commitments of 15 Bcf at floating gas prices calculated using forward natural gas prices as of December 31, 2008, and is valued at $85 million.

Operating leases. We have certain operating leases with provisions for step rent or escalation payments and certain lease concessions. We account for these leases by recognizing the future minimum lease payments on a straight-line basis over the respective minimum lease terms, in accordance with SFAS 13. However, this accounting treatment does not affect the future annual operating lease cash obligations as shown herein. We expect to fund these obligations with cash flow from operating and financing activities.

Standby letters of credit and performance / surety bonds. We also have incurred various financial commitments in the normal course of business. Contingent financial commitments represent obligations that become payable only if certain predefined events occur, such as financial guarantees, and include the nature of the guarantee and the maximum potential amount of future payments that could be required of us as the guarantor. We would expect to fund these contingent financial commitments with operating and financing cash flows.

Pension and Postretirement Obligations. Generally, our funding policy is to contribute annually an amount that will at least equal the minimum amount required to comply with the Employee Retirement Income Security Act of 1974. Additionally, we calculate any required pension contributions using the projected unit credit cost method. However, additional voluntary contributions are made from time to time as considered necessary. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The contributions represent the portion of the postretirement costs we are responsible for under the terms of our plan and minimum funding required by state regulatory commissions.

The state regulatory commissions have phase-ins that defer a portion of the postretirement benefit expense for future recovery. We recorded a regulatory asset for these future recoveries of $11 million as of December 31, 2008 and $12 million as of December 31, 2007. In addition, we recorded a regulatory liability of $5 million as of December 31, 2008 and $4 million as of December 31, 2007 for our expected expenses under the AGL Postretirement Plan. See Exhibit 99.4, Note 3 “Employee Benefit Plans,” for additional information about our pension and postretirement plans.

We were not required to make a minimum funding contribution to our pension plans during 2008. Based on the current funding status of the plans, we would be required to make a minimum contribution to the plans of approximately $7 million in 2009. We are planning to make additional contributions in 2009 up to $61 million, for a total of up to $68 million, in order to preserve the current level of benefits under the plans and in accordance with the funding requirements of the Pension Protection Act.

Critical Accounting Policies

The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures of contingent assets and liabilities. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, and we evaluate our estimates on an ongoing basis. Our actual results may differ from our estimates. Each of the following critical accounting policies involves complex situations requiring a high degree of judgment either in the application and interpretation of existing literature or in the development of estimates that impact our financial statements.

Pipeline Replacement Program Liabilities Atlanta Gas Light was ordered by the Georgia Commission (through a joint stipulation and a subsequent settlement agreement between Atlanta Gas Light and the Georgia Commission staff) to undertake a PRP that would replace all bare steel and cast iron pipe in its system. Approximately 68 miles of cast iron and 420 miles of bare steel pipe still require replacement. If Atlanta Gas Light does not perform in accordance with the initial and amended PRP stipulation, it can be assessed certain nonperformance penalties. However to date, Atlanta Gas Light is in full compliance.

The stipulation also provides for recovery of all prudent costs incurred under the program, which Atlanta Gas Light has recorded as a regulatory asset. The regulatory asset has two components:

•	the costs incurred to date that have not yet been recovered through rate riders
•	the future expected costs to be recovered through rate riders

The determination of future expected costs associated with our PRP involves judgment. Factors that must be considered in estimating the future expected costs are projected capital expenditure spending, including labor and material costs, and the remaining infrastructure footage to be replaced for the remaining years of the program. We recorded a long-term liability of $140 million as of December 31, 2008 and $190 million as of December 31, 2007, which represented engineering estimates for remaining capital expenditure costs in the PRP. As of December 31, 2008, we had recorded a current liability of $49 million, representing expected PRP expenditures for the next 12 months. We report these estimates on an undiscounted basis. If Atlanta Gas Light’s PRP expenditures, subject to future recovery, were $10 million higher or lower its incremental expected annual revenues would have changed by approximately $1 million.

Environmental Remediation Liabilities We historically reported estimates of future remediation costs based on probabilistic models of potential costs. We report these estimates on an undiscounted basis. As we continue to conduct the actual remediation and enter into cleanup contracts, we are increasingly able to provide conventional engineering estimates of the likely costs of many elements of the remediation program. These estimates contain various engineering uncertainties, and we continuously attempt to refine and update these engineering estimates.

Our latest available estimate as of December 31, 2008 for those elements of the remediation program with in-place contracts or engineering cost estimates is $12 million for Atlanta Gas Light’s Georgia and Florida sites. This is a decrease of $3 million from the December 31, 2007 estimate of projected engineering and in-place contracts. For elements of the remediation program where Atlanta Gas Light still cannot perform engineering cost estimates, considerable variability remains in available estimates. The estimated remaining cost of future actions at these sites is $26 million, which includes less than $1 million in estimates of certain other costs it pays related to administering the remediation program and remediation of sites currently in the investigation phase. Beyond 2010, these costs cannot be estimated. As of December 31, 2008, we have recorded a liability of $38 million.

Atlanta Gas Light’s environmental remediation liability is included in its corresponding regulatory asset. Atlanta Gas Light’s estimate does not include other potential expenses, such as unasserted property damage, personal injury or natural resource damage claims, unbudgeted legal expenses, or other costs for which it may be held liable but with respect to which the amount cannot be reasonably forecast. Atlanta Gas Light’s recovery of environmental remediation costs is subject to review by the Georgia Commission, which may seek to disallow the recovery of some expenses.

In New Jersey, Elizabethtown Gas is currently conducting remediation activities with oversight from the New Jersey Department of Environmental Protection. Although the actual total cost of future environmental investigation and remediation efforts cannot be estimated with precision, the range of reasonably probable costs is $58 million to $116 million. As of December 31, 2008, we have recorded a liability of $58 million.

The New Jersey Commission has authorized Elizabethtown Gas to recover prudently incurred remediation costs for the New Jersey properties through its remediation adjustment clause. As a result, Elizabethtown Gas has recorded a regulatory asset of approximately $66 million, inclusive of interest, as of December 31, 2008, reflecting the future recovery of both incurred costs and future remediation liabilities in the state of New Jersey. Elizabethtown Gas has also been successful in recovering a portion of remediation costs incurred in New Jersey from its insurance carriers and continues to pursue additional recovery. As of December 31, 2008, the variation between the amounts of the environmental remediation cost liability recorded in the consolidated statement of financial position and the associated regulatory asset is due to expenditures for environmental investigation and remediation exceeding recoveries from ratepayers and insurance carriers.

We also own remediation sites located outside of New Jersey. One site, in Elizabeth City, North Carolina, is subject to an order by the North Carolina Department of Environment and Natural Resources. Preliminary estimates for investigation and remediation costs range from $10 million to $20 million. As of December 31, 2008, we had recorded a liability of $10 million related to this site. There is one other site in North Carolina where investigation and remediation is probable, although no regulatory order exists and we do not believe costs associated with this site can be reasonably estimated. In addition, there are as many as six other sites with which we had some association, although no basis for liability has been asserted. We do not believe that costs to investigate and remediate these sites, if any, can be reasonably estimated at this time.

With respect to these costs, we currently pursue or intend to pursue recovery from ratepayers, former owners and operators and insurance carriers. While we have been successful in recovering a portion of these remediation costs from our insurance carriers, we are not able to express a belief as to the success of additional recovery efforts. We are working with the regulatory agencies to manage our remediation costs so as to mitigate the impact of such costs on both ratepayers and shareholders.

Derivatives and Hedging Activities SFAS 133, as updated by SFAS 149, established accounting and reporting standards which require that every derivative financial instrument (including certain derivative instruments embedded in other contracts) be recorded in the statement of financial position as either an asset or liability measured at its fair value. However, if the derivative transaction qualifies for and is designated as a normal purchase and sale, it is exempted from the fair value accounting treatment of SFAS 133, as updated by SFAS 149, and is accounted for using traditional accrual accounting.

SFAS 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. If the derivatives meet those criteria, SFAS 133 allows a derivative’s gains and losses to offset related results on the hedged item in the income statement in the case of a fair value hedge, or to record the gains and losses in OCI until the hedged transaction occurs in the case of a cash flow hedge. Additionally, SFAS 133 requires that a company formally designate a derivative as a hedge as well as document and assess the effectiveness of derivatives associated with transactions that receive hedge accounting treatment. SFAS 133 applies to treasury locks and interest rate swaps executed by AGL Capital and gas commodity contracts executed by Sequent and SouthStar. SFAS 133 also applies to gas commodity contracts executed by Elizabethtown Gas under a New Jersey Commission authorized hedging program that requires gains and losses on these derivatives are reflected in purchased gas costs and ultimately billed to customers. Our derivative and hedging activities are described in further detail in Exhibit 99.4, Note 2 “Derivative Financial Instruments and Risk Management” and Exhibit 99.1, “Business.”

Commodity-related Derivative Instruments We are exposed to risks associated with changes in the market price of natural gas. Through Sequent and SouthStar, we use derivative instruments to reduce our exposure impact to our results of operations due to the risk of changes in the price of natural gas.

Sequent recognizes the change in value of a derivative instrument as an unrealized gain or loss in revenues in the period when the market value of the instrument changes. Sequent recognizes cash inflows and outflows associated with the settlement of its risk management activities in operating cash flows, and reports these settlements as receivables and payables in the statement of financial position separately from the risk management activities reported as energy marketing receivables and trade payables.

We attempt to mitigate substantially all our commodity price risk associated with Sequent’s natural gas storage portfolio and lock in the economic margin at the time we enter into purchase transactions for our stored natural gas. We purchase natural gas for storage when the current market price we pay plus storage costs is less than the market price we could receive in the future. We lock in the economic margin by selling NYMEX futures contracts or other OTC derivatives in the forward months corresponding with our withdrawal periods. We use contracts to sell natural gas at that future price to lock in the operating revenues we will ultimately realize when the stored natural gas is actually sold. These contracts meet the definition of a derivative under SFAS 133.

The purchase, storage and sale of natural gas are accounted for differently from the derivatives we use to mitigate the commodity price risk associated with our storage portfolio. That difference in accounting can result in volatility in our reported operating margin, even though the economic margin is essentially unchanged from the date we entered into the transactions. We do not currently use hedge accounting under SFAS 133 to account for this activity.

Natural gas that we purchase and inject into storage is accounted for at the lower of weighted average cost or market value. Under current accounting guidance, we recognize a loss in any period when the market price for natural gas is lower than the carrying amount of our purchased natural gas inventory. Costs to store the natural gas are recognized in the period the costs are incurred. We recognize revenues and cost of natural gas sold in our statement of consolidated income in the period we sell gas and it is delivered out of the storage facility.

The derivatives we use to mitigate commodity price risk and substantially lock in the operating margin upon the sale of stored natural gas are accounted for at fair value and marked to market each period, with changes in fair value recognized as unrealized gains or losses in the period of change. This difference in accounting - the lower of weighted average cost or market basis for our storage inventory versus the fair value accounting for the derivatives used to mitigate commodity price risk - can and does result in volatility in our reported earnings.

Over time, gains or losses on the sale of storage inventory will be substantially offset by losses or gains on the derivatives, resulting in realization of the economic profit margin we expected when we entered into the transactions. This accounting difference causes Sequent’s earnings on its storage positions to be affected by natural gas price changes, even though the economic profits remain essentially unchanged.

SouthStar also uses derivative instruments to manage exposures arising from changing commodity prices. SouthStar’s objective for holding these derivatives is to minimize volatility in wholesale commodity natural gas prices. A portion of SouthStar’s derivative transactions are designated as cash flow hedges under SFAS 133. Derivative gains or losses arising from cash flow hedges are recorded in OCI and are reclassified into earnings in the same period the underlying hedged item is reflected in the income statement. As of December 31, 2008, the ending balance in OCI for derivative transactions designated as cash flow hedges under SFAS 133 was a loss of $6 million, net of noncontrolling interest and taxes. Any hedge ineffectiveness, defined as when the gains or losses on the hedging instrument do not offset the losses or gains on the hedged item, is recorded into earnings in the period in which it occurs. SouthStar currently has minimal hedge ineffectiveness. SouthStar’s remaining derivative instruments are not designated as hedges under SFAS 133. Therefore, changes in their fair value are recorded in earnings in the period of change.

SouthStar also enters into weather derivative instruments in order to stabilize operating margins in the event of warmer-than-normal and colder-than-normal weather in the winter months. These contracts are accounted for using the intrinsic value method under the guidance of EITF 99-02. Changes in the intrinsic value of these derivatives are recorded in earnings in the period of change. The weather derivative contracts contain strike amount provisions based on cumulative heating degree days for the covered periods. In 2008 and 2007, SouthStar entered into weather derivatives (swaps and options) for the respective winter heating seasons, primarily from November through March. As of December 31, 2008, SouthStar recorded a current asset of $4 million for this hedging activity.

Contingencies Our accounting policies for contingencies cover a variety of business activities, including contingencies for potentially uncollectible receivables, rate matters, and legal and environmental exposures. We accrue for these contingencies when our assessments indicate that it is probable that a liability has been incurred or an asset will not be recovered, and an amount can be reasonably estimated in accordance with SFAS 5. We base our estimates for these liabilities on currently available facts and our estimates of the ultimate outcome or resolution of the liability in the future. Actual results may differ from estimates, and estimates can be, and often are, revised either negatively or positively, depending on actual outcomes or changes in the facts or expectations surrounding each potential exposure.

Pension and Other Postretirement Plans Our pension and other postretirement plan costs and liabilities are determined on an actuarial basis and are affected by numerous assumptions and estimates including the market value of plan assets, estimates of the expected return on plan assets, assumed discount rates and current demographic and actuarial mortality data. We annually review the estimates and assumptions underlying our pension and other postretirement plan costs and liabilities. The assumed discount rate and the expected return on plan assets are the assumptions that generally have the most significant impact on our pension costs and liabilities. The assumed discount rate, the assumed health care cost trend rate and the assumed rates of retirement generally have the most significant impact on our postretirement plan costs and liabilities.

Our total pension and other benefit costs remained relatively unchanged during the current-year period when compared with the prior-year period as the assumptions we made during our annual pension plan valuation were consistent with the prior year. The discount rate used to compute the present value of a plan’s liabilities generally is based on rates of high-grade corporate bonds with maturities similar to the average period over which the benefits will be paid. Our expected return on our pension plan assets remained constant at 9%.

The discount rate is used principally to calculate the actuarial present value of our pension and postretirement obligations and net pension and postretirement cost. When establishing our discount rate which we have determined to be 6.2% at December 31, 2008, we consider high quality corporate bond rates based on Moody’s Corporate AA long-term bond rate of 5.62% and the Citigroup Pension Liability rate of 5.87% at December 31, 2008. We further use these market indices as a comparison to a single equivalent discount rate derived with the assistance of our actuarial advisors. This analysis as of December 31, 2008 produced a single equivalent discount rate of 6.2%.

The actuarial assumptions used may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, or longer or shorter life spans of participants. These differences may result in a significant impact on the amount of pension expense recorded in future periods.

The expected long-term rate of return on assets is used to calculate the expected return on plan assets component of our annual pension and postretirement plan cost. We estimate the expected return on plan assets by evaluating expected bond returns, equity risk premiums, asset allocations, the effects of active plan management, the impact of periodic plan asset rebalancing and historical performance. We also consider guidance from our investment advisors in making a final determination of our expected rate of return on assets. To the extent the actual rate of return on assets realized over the course of a year is greater than or less than the assumed rate, that year’s annual pension or postretirement plan cost is not affected. Rather, this gain or loss reduces or increases future pension or postretirement plan costs.

Our postretirement plans have been capped at 2.5% for increases in health care costs. Consequently, a one-percentage-point increase or decrease in the assumed health care trend rate does not materially affect the periodic benefit cost for our postretirement plans. A one percentage-point increase in the assumed health care cost trend rate would increase our accumulated projected benefit obligation by $4 million. A one percentage-point decrease in the assumed health care cost trend rate would decrease our accumulated projected benefit obligation by $3 million. Our assumed rate of retirement is estimated based upon an annual review of participant census information as of the measurement date.

At December 31, 2008, our pension and postretirement liability increased by approximately $178 million, primarily resulting from an after-tax loss to OCI of $111 million ($184 million before tax) offset by $5 million in benefit payments that we funded and $1 million in net pension and postretirement benefit credits we recorded in 2008. These changes reflect our funding contributions to the plan, benefit payments out of the plans, and updated valuations for the projected benefit obligation (PBO) and plan assets.

Equity market performance and corporate bond rates have a significant effect on our reported unfunded accumulated benefit obligation (ABO), as the primary factors that drive the value of our unfunded ABO are the assumed discount rate and the actual return on plan assets. Additionally, equity market performance has a significant effect on our market-related value of plan assets (MRVPA), which is a calculated value and differs from the actual market value of plan assets. The MRVPA recognizes differences between the actual market value and expected market value of our plan assets and is determined by our actuaries using a five-year moving weighted average methodology. Gains and losses on plan assets are spread through the MRVPA based on the five-year moving weighted average methodology, which affects the expected return on plan assets component of pension expense.

See Exhibit 99.4, “Note 3, Employee Benefit Plans,” for additional information on our pension and postretirement plans, which includes our investment policies and strategies, target allocation ranges and weighted average asset allocations for 2008 and 2007.

The actual return on our pension plan assets compared to the expected return on plan assets of 8.75% will have an impact on our ABO as of December 31, 2009 and our pension expense for 2009. We are unable to determine how this actual return on plan assets will affect future ABO and pension expense, as actuarial assumptions and differences between actual and expected returns on plan assets are determined at the time we complete our actuarial evaluation as of December 31, 2009. Our actual returns may also be positively or negatively impacted as a result of future performance in the equity and bond markets. The following tables illustrate the effect of changing the critical actuarial assumptions, as discussed previously, while holding all other assumptions constant.

AGL Resources Inc. Retirement and
 Postretirement Plans

In millions
Actuarial assumptions	Percentage-point change in assumption	Increase (decrease) in ABO		Increase (decrease) in cost
Expected long-term return on plan assets	+/- 1%	$	- / -	$(3) / 3
Discount rate	+/- 1%		(41) / 46	(4) / 4

NUI Corporation Retirement Plan

In millions
Actuarial assumptions	Percentage-point change in assumption	Increase (decrease) in ABO		Increase (decrease) in cost
Expected long-term return on plan assets	+/- 1%	$	- / -	$(1) / 1
Discount rate	+/- 1%		(6) / 7	- / (-)

Differences between actuarial assumptions and actual plan results are deferred and amortized into cost when the accumulated differences exceed 10% of the greater of the PBO or the MRVPA. If necessary, the excess is amortized over the average remaining service period of active employees.

In addition to the assumptions listed above, the measurement of the plans’ obligations and costs depend on other factors such as employee demographics, the level of contributions made to the plans, earnings on the plans’ assets and mortality rates. Consequently, based on these factors as well as a discount rate of 6.2%, an expected return on plan assets of 8.75% and our expectations with respect to plan contributions, we expect net periodic pension and other postretirement benefit costs to be in the range of $10 million to $12 million in 2009, an $11 million to $13 million increase relative to 2008.

Income Taxes We account for income taxes in accordance with SFAS 109 and FIN 48 which require that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. SFAS 109 and FIN 48 also requires that deferred tax assets be reduced by a valuation if it is more likely than not that some portion or all of the deferred tax asset will not be realized. We adopted the provisions of FIN 48 on January 1, 2007. At the date of adoption, as of December 31, 2007 and as of December 31, 2008, we did not have a liability for unrecognized tax benefits.

Our net long-term deferred tax liability totaled $646 million at December 31, 2008 (see Exhibit 99.4, Note 8 “Income Taxes”). This liability is estimated based on the expected future tax consequences of items recognized in the financial statements. After application of the federal statutory tax rate to book income, judgment is required with respect to the timing and deductibility of expense in our income tax returns. For state income tax and other taxes, judgment is also required with respect to the apportionment among the various jurisdictions. A valuation allowance is recorded if we expect that it is more likely than not that our deferred tax assets will not be realized. We had a $3 million valuation allowance on $104 million of deferred tax assets as of December 31, 2008, reflecting the expectation that most of these assets will be realized. In addition, we operate within multiple taxing jurisdictions and we are subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. We maintain a liability for the estimate of potential income tax exposure and in our opinion adequate provisions for income taxes have been made for all years.

Accounting Developments

Previously discussed

SFAS 160 In December 2007, the FASB issued SFAS 160, which is effective for fiscal years beginning after December 15, 2008. We adopted SFAS 160 on January 1, 2009, and applied the presentation and disclosure requirements retrospectively for all periods presented. SFAS 160 does not change the requirements of FIN 46R and provides that the noncontrolling interest should be reported as a separate component of equity on our consolidated statement of financial position.

Additionally, prior to adoption of SFAS 160, we recorded our earnings allocated to Piedmont as a component of earnings before income taxes in our condensed consolidated statements of income. SFAS 160 requires that any net income attributable to the noncontrolling interest be presented separately in our condensed consolidated statements of income. As a result, net income from noncontrolling interest is reported after net income in order to report net income attributable to the parent and the noncontrolling interest. The adoption of SFAS 160 has no effect on our calculation of basic or diluted earnings per share amounts, which will continue to be based upon amounts attributable to AGL Resources.

Recently issued

SFAS 161 In March 2008, the FASB issued SFAS 161, which is effective for fiscal years beginning after November 15, 2008. SFAS 161 amends the disclosure requirements of SFAS 133 to provide an enhanced understanding of how and why derivative instruments are used, how they are accounted for and their effect on an entity’s financial condition, performance and cash flows. We will adopt SFAS 161 on January 1, 2009 which will require additional disclosures, but will not have a financial impact to our consolidated results of operations, cash flows or financial condition.

FSP EITF 03-6-1 The FASB issued this FSP in June 2008 and it is effective for fiscal years beginning after December 15, 2008. This FSP classifies unvested share-based payment grants containing nonforfeitable rights to dividends as participating securities that will be included in the computation of earnings per share. As of December 31, 2008, we had approximately 145,000 restricted shares with nonforfeitable dividend rights. We will adopt FSP EITF 03-6-1 effective on January 1, 2009.

FSP FAS 133-1 The FASB issued this FSP in September 2008 and it is effective for fiscal years beginning after November 15, 2008. This FSP requires more detailed disclosures about credit derivatives, including the potential adverse effects of changes in credit risk on the financial position, financial performance and cash flows of the sellers of the instruments. This FSP will have no financial impact to our consolidated results of operations, cash flows or financial condition. We will adopt FSP FAS 133-1 effective on January 1, 2009.

FSP FAS 157-3 The FASB issued this FSP in October 2008 and it is effective upon issuance including prior periods for which financial statements have not been issued. This FSP clarifies the application of SFAS 157 in an inactive market, including; how internal assumptions should be considered when measuring fair value, how observable market information in a market that is not active should be considered and how the use of market quotes should be used when assessing observable and unobservable data. We adopted this FSP as of September 30, 2008, which had no financial impact to our consolidated results of operations, cash flows or financial condition.

FSP FAS 140-4 and FIN 46R-8 The FASB issued this FSP in December 2008 and it is effective for the first reporting period ending after December 15, 2008. This FSP requires additional disclosures related to variable interest entities in accordance with SFAS 140 and FIN 46R. These disclosures include significant judgments and assumptions, restrictions on assets, risks and the affects on financial position, financial performance and cash flows. We adopted this FSP as of December 31, 2008, which had no financial impact to our consolidated results of operations, cash flows or financial condition.